10th Floor, Brunswick         Correspondence:          Telephone:506.632.1970
44 Chipman Hill               P.O. Box 7289            Fax:506.652.1989
Saint John, NB                Postal Station A         saint-john@smss.com
Canada E2L 2A9                Saint John, NB           www.smss.com
                              Canada E2L 4S6


May 14, 2002

TLC Vision Corporation
5280 Solar Drive
Suite 300
Mississauga, ON
L4W 5M8

Ladies and Gentlemen:

Re: Registration Statement on Form S-8

We have acted as New Brunswick counsel for TLC Vision Corporation, a New Brunswick corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 proposed to be filed with the United States Securities and Exchange Commission on or about May 14, 2002 (the "Registration Statement").

The Registration Statement covers the registration of up to an additional 8,038,010 shares of common stock of the Company (the "Shares"), 7,538,010 Shares of which are issuable by the Company upon the exercise of options ("Replacement Options") issued by the Company to replace options and warrants to purchase shares of Laser Vision Centers Inc. ("Laser Vision") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated August 25, 2001 among the Company, TLC Acquisition II Corp. and Laser Vision and 500,000 Shares of which are to be issued upon the exercise of new options to be granted by the Company to John J. Klobnak under the terms of a supplemental employment agreement (together with the Replacement Options, the "Options").

We have reviewed the corporate proceedings of the Company with respect to the approval of the Merger and the authorization of the Options and the issuance of the Shares thereunder and, in particular, a resolution of the board of directors dated May 14, 2002. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.


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We further assume that all Shares issued pursuant to the Options will be issued in accordance with the terms thereof including as to payment.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to New Brunswick law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon exercise of the Options and against the payment of the exercise price therefor, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 by the Company to effect registration of the Shares issued and sold pursuant to the exercise of Options under the Securities Act of 1933, as amended and to the references to this firm in the Registration Statement.

Yours very truly,

/s/ Stewart McKelvey Stirling Scales